UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C

(Rule 14c-101)

SCHEDULE 14C INFORMATION STATEMENT

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

☐	Preliminary Information Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

☒	Definitive Additional Materials

Citius Oncology, Inc.

(Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) of Schedule 14A (17 CFR 240.14a-101) per Item 1 of this Schedule and Exchange Act Rules 14c-5(g) and 0-11.

Citius Oncology, Inc.

11 Commerce Drive, 1st Floor

Cranford, NJ 07016

NOTICE OF INTERNET AVAILABILITY OF INFORMATION STATEMENT MATERIALS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that on February 13, 2025 (the “Record Date”), the holders of the majority of the voting power of the stockholders of Citius Oncology, Inc., a Delaware corporation (the “Company” “we”, “us,” or “our”) approved the following action without a meeting of stockholders in accordance with Section 228 of the Delaware General Corporate Law:

The approval of an amendment to our Certificate of Incorporation that will increase the Company’s authorized shares of Common Stock to 400,000,000 shares from 100,000,000 shares (the “Certificate of Amendment”). The Certificate of Amendment will become effective no earlier than the 40th calendar day after this Notice of Internet Availability of Information Statement Materials is first made available to holders of our Common Stock as of the Record Date. We anticipate the effective date to be on or about April 7, 2025.

Important Notice Regarding the Availability of Information Statement Materials

Pursuant to Rule 14c-2 promulgated under the Securities Exchange Act of 1934, you are receiving this notice that the Information Statement is available on the Internet. This communication provides only a brief overview of the more complete Information Statement Materials. We encourage you to access and review all of the important information contained in the Information Statement Materials.

Follow the instructions below to view the Information Statement Materials or request printed or email copies.

Our Information Statement is available at www.citiusonc.com/financials/sec-filings/

If you want to receive a paper or e-mail copy of the Information Statement Materials, you must request one. There is no charge to you for requesting a paper or e-mail copy. Please make your request for a copy by one of the following methods on or before March 10, 2025 to facilitate timely delivery:

●	Email to jbartushak@citiuspharma.com;

●	Mail to Citius Oncology, Inc., 11 Commerce Drive, First Floor, Cranford, NJ 07016; or

●	Call (908) 967-6677.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY